Exhibit 99.1

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President & Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY ANNOUNCES PRELIMINARY UNAUDITED NET SALES RESULTS FOR NOVEMBER 2008

RONKONKOMA, N.Y. – December 8, 2008 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced preliminary unaudited net sales results for the month of November 2008.

NBTY’s preliminary unaudited net sales results for the month of November 2008 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF NOVEMBER

($ In Millions)

	2008	2007	% Change

Wholesale / US Nutrition	$119	$78	52%

North American Retail	$16	$18	-13%

European Retail	$49	$52	-4%

Direct Response / E-Commerce	$15	$10	44%

Total	$199	$158	26%

Wholesale / US Nutrition net sales for the month of November 2008 include $38 million from Leiner which was acquired on July 14, 2008.  Without Leiner sales, the Wholesale / US Nutrition net sales would have increased 4% for the period.  North American Retail same store sales decreased 11%. European Retail net sales for November 2008 include $11 million from Julian Graves, which NBTY acquired on September 16, 2008.  Excluding Julian Graves sales, European Retail net sales increased 1% in local currency (British Pound Sterling), but decreased 25% in US dollars for the period.

NBTY’s preliminary unaudited net sales results for the two month period of October and November 2008 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE TWO MONTHS OCTOBER AND NOVEMBER

($ In Millions)

	2008	2007	% Change

Wholesale / US Nutrition	$251	$166	52%

North American Retail	$32	$37	-16%

European Retail	$104	$107	-3%

Direct Response / E-Commerce	$34	$23	48%

Total	$421	$333	26%

Wholesale / US Nutrition net sales for the two months include $77 million from Leiner which was acquired on July 14, 2008.  Without Leiner sales, the Wholesale / US Nutrition net sales would have increased 5% for the two month period.  North American Retail same store sales decreased 13%.  European Retail net sales for the two months include $23 million from Julian Graves, which NBTY acquired on September 16, 2008.  Excluding Julian Graves sales, European Retail net sales decreased 3% in local currency (British Pound Sterling), but decreased 24% in US dollars for the two month period.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.Rexall.com), Sundown® (www.SundownNutrition.com), MET-Rx® (www.MetRX.com), Worldwide Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Solgar® (www.Solgar.com), Good ‘n’ Natural® (www.goodnnatural.com), Home Health™ (www.homehealthus.com), Julian Graves, and Ester-C® (www.Ester-C.com) brands.  NBTY routinely posts information that may be important to investors on its web site.